                                                                   EXHIBIT 2.1.1

                          AMENDMENT, WAIVER AND CONSENT

         This Amendment, Waiver and Consent (this "Consent") is entered into as of September 21, 2004, to be effective as of September 9, 2004, among COUNTRY Life Insurance Company, Inc. an Illinois stock insurance company (the "Acquiror"), COUNTRY Medical Plans, Inc., an Illinois stock insurance company (the "Acquiror Sub") and Cotton States Life Insurance Company, a Georgia domestic stock insurance company (the "Company").

                                    RECITALS

         WHEREAS, the parties hereto previously entered into an Agreement and Plan of Merger, dated as of December 29, 2003 (the "Merger Agreement"), pursuant to which the Acquiror Sub will be merged with and into the Company, with the Company as the surviving corporation (the "Proposed Merger");

         WHEREAS, pursuant to the terms and subject to the conditions set forth in the Merger Agreement, the Merger Agreement may be terminated and the Proposed Merger abandoned by either the Acquiror or the Company in the event that the Proposed Merger is not completed on or before the Termination Date;

         WHEREAS, the parties desire by mutual consent to extend the Termination Date to January 31, 2005 (the "Termination Date Extension");

         WHEREAS, pursuant to the terms and subject to the conditions set forth in the Merger Agreement, the Acquiror has agreed to provide to each employee of the Company certain employment benefits through December 31, 2004, and the parties desire by mutual consent to extend such date to June 30, 2005 (the "Employee Benefits Extension," and together with the Termination Date Extension, the "Extension");

         WHEREAS, Cotton States Mutual Insurance Company, a Georgia mutual insurance company and an affiliate of the Company ("Cotton States Mutual"), has previously entered into amended and restated management agreements (each, a "Management Agreement" and, collectively, the "Management Agreements") with certain of the executive officers of Cotton States Mutual and the Company;

         WHEREAS, pursuant to the terms of the Merger Agreement and applicable law, the parties' obligations to consummate the transactions contemplated by the Merger Agreement are conditioned upon, among other things, receipt of all necessary governmental approvals, consents and authorizations, including regulatory approval of the Georgia Insurance and Safety Fire Commissioner;

         WHEREAS, in connection with the Georgia Insurance and Safety Fire Commissioner regulatory approval process, the Georgia Insurance Department (the "Department") reviewed the potential payments to be made to certain executive officers of the Company pursuant the terms of the Management Agreements;

         WHEREAS, based on discussions with the Department, the Acquiror, the Acquiror Sub and the Company concluded that certain amendments to the Management Agreements, including without limitation, amendments providing for the assumption by the Company of the full amount of any obligations that may become due under the Management Agreements in the event of a "Change of Control" (as that term is defined in the Management Agreements) (the "Amendment and Assumption") were necessary to facilitate and expedite the granting by the Department of regulatory approval of the Proposed Merger;


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         WHEREAS, the Amendment and Assumption may result in non-compliance by the Company with respect to certain representations, warranties and covenants of the Company as set forth in the Merger Agreement;

         WHEREAS, each of the Acquiror, the Acquiror Sub and the Company have determined that it is desirable to enter into the Extension;

         WHEREAS, each of the Acquiror and the Acquiror Sub have determined that it is desirable to provide its consent whereby each waives compliance by the Company with respect to certain terms, provisions, covenants and agreements set forth in the Merger Agreement; and

         WHEREAS, capitalized terms used but not defined herein have the meanings assigned to such terms in the Merger Agreement.

                                    AGREEMENT

         NOW, THEREFORE, in consideration of the premises set forth in the Merger Agreement, to further induce the parties to consummate the Proposed Merger, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

         Section 1. Incorporation of Recitals. The foregoing recitals are hereby incorporated into and made a part of this Consent.

         Section 2. Extension. Each of the parties hereto hereby agrees that
Section 7.01(b) of the Merger Agreement, shall be amended and replaced in its entirety to read as follows:

                  (a) By either Acquiror or the Company, at any time prior to the Effective Time, by action of the board of directors of either Acquiror or the Company if (i) the Merger shall not have been consummated by January 31, 2005, whether such date is before or after the date of approval by the shareholders of the Company (the "Termination Date"); provided, however, that the right to terminate this Agreement pursuant to this Section
                  7.01 shall not be available to any party whose failure to perform any of its obligations under this Agreement primarily contributes to the failure of the Merger to be consummated by such time; provided, further, that the Termination Date may be extended not more than sixty days by either party by written notice to the other party if the Merger shall not have been consummated as a direct result of the condition set forth in
                  Section 6.01(b) failing to have been satisfied and the extending party reasonably believes that the relevant approvals will be obtained during such extension period, (ii) its board of directors determines by majority vote that, any statute, law, rule or regulation shall have been promulgated that prohibits the consummation of the Merger or if any Governmental Authority of competent jurisdiction shall have issued an order, decree or ruling or taken any other action (which order, decree or ruling or other action each party hereto shall use its reasonable best efforts to have vacated or reversed in accordance with Section 5.02), in each case restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable or (iii) in the case of the Company, an event or circumstance exists that results in any


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                  representation or warranty of Acquiror or Acquiror Sub
                  contained in this Agreement being untrue which would result in a failure of a condition set forth in Sections 6.02(a), 6.02(b) or 6.02(c) and which cannot be cured or has not been cured by the earlier of (A) twenty Business Days after the giving of written notice to Acquiror of such event, circumstance or breach and (B) the Termination Date or, in the case of the Acquiror, an event or circumstance exists that results in any representation or warranty of the Company or any of its Subsidiaries contained in this Agreement being untrue which would result in a failure of a condition set forth in Sections 6.03(a), 6.03(b) or 6.03(c) and which cannot be cured or has not been cured by the earlier of (A) twenty Business Days after the giving of written notice to the Company of such event, circumstance or breach and (B) the Termination Date.

                  (b) Each of the parties hereto hereby agrees that the date "December 31, 2004" in Section 5.13(b) and Section 5.13(f) of the Merger Agreement shall be replaced with "June 30, 2005",

         Section 3. Consent and Waiver of the Acquiror and the Acquiror Sub.

                  (a) To the extent the Amendment and Assumption would constitute a violation or breach of the provisions of Section 3.06(b),
         Section 3.08, Section 3.11, Section 3.14(a), Section 3.14(h), Section
         3.17 or Section 5.13(a) of the Merger Agreement, the Acquiror and Acquiror Sub consent to the amendment by the Company of the corresponding sections of the Company's Disclosure Letter solely to reflect the Amendment and Assumption; and

                  (b) To the extent the execution of the Amendment and Assumption would constitute a violation or breach of the provisions of
         Section 3.08, Section 3.14(h), Section 5.01(h), Section 5.01(i),
         Section 5.01(m), Section 5.01(p), Section 5.01(r) or Section 5.01(t) of the Merger Agreement, the Acquiror and the Acquiror Sub (i) consent to the execution of the Amendment and Assumption; and (ii) waive any event of default or default under such provisions solely with respect to such execution of the Amendment and Assumption.

         Section 4. Amendment of Collateral Documents. It is hereby agreed and understood by the parties hereto that, effective as of the date of this Consent, each reference to the Merger Agreement, the Company's Disclosure Letter or other applicable defined terms shall be deemed a reference to such agreement or such defined terms as the agreement or terms are modified by this Consent.

         Section 5. Miscellaneous. The parties hereto agree that:

                  (a) Except as expressly amended and modified by this Consent, the Merger Agreement and the Company's Disclosure Letter are and shall continue to be in full force and effect in accordance with the terms thereof;

                  (b) This Consent may be executed by the parties hereto in counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument;

                  (c) This Consent shall be construed in accordance with and governed by the internal laws, and not the laws of conflict, of the State of Georgia;


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                  (d)      The headings contained in this Consent are for ease
         of reference only and shall not be considered in construing this Consent; and

                  (e) A conformed copy of the Merger Agreement, as amended from time to time, may be proposed and used for all purposes where a copy of the Merger Agreement is required, including in connection with the Proxy Statement and all filings with Governmental Authorities and rating agencies.

            (Remainder of Page Left Blank. Signature Page(s) Follow.)


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                 SIGNATURE PAGE TO AMENDMENT, WAIVER AND CONSENT

         IN WITNESS WHEREOF, the parties hereto have caused this Consent to be duly executed as of the day and year first above written.



                                    COUNTRY LIFE INSURANCE COMPANY



                                    By:    /s/ John D. Blackburn
                                           -----------------------------------
                                    Name:  John D. Blackburn
                                    Title: Chief Executive Officer



                                    By:    /s/ Kathy Smith Whitman
                                           -----------------------------------
                                    Name:  Kathy Smith Whitman
                                    Title: Assistant Secretary



                                    COUNTRY MEDICAL PLANS, INC.



                                    By:    /s/ John D. Blackburn
                                           -----------------------------------
                                    Name:  John D. Blackburn
                                    Title: Chief Executive Officer



                                    By:    /s/ Kathy Smith Whitman
                                           -----------------------------------
                                    Name:  Kathy Smith Whitman
                                    Title: Assistant Secretary



                                    COTTON STATES LIFE INSURANCE COMPANY



                                    By:    /s/ J. Ridley Howard
                                           -----------------------------------
                                    Name:  J. Ridley Howard
                                    Title: Chairman, President and CEO


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